Exhibit 99.1

InSite Vision Reports First Quarter 2012 Financial Results

Alameda, Calif., May 1, 2012 – InSite Vision Incorporated (OTCBB: INSV) today reported financial results for the quarter ended March 31, 2012. Total revenues for the first quarter of 2012 were $2.3 million, a decrease of $0.8 million from the same quarter of 2011. InSite Vision had cash, cash equivalents and short-term investments of $22.3 million as of March 31, 2012, reflecting cash usage of $4.1 million in the quarter. During the first quarter of 2012, $2.1 million of cash was used for the AzaSite Plus™ and DexaSite™ Phase 3 DOUBle clinical trial.

“The first quarter was one of progress against our product development objectives to advance innovative ophthalmic therapeutics that we believe will provide a meaningful benefit to patients,” said Timothy Ruane, InSite’s Chief Executive Officer. “Enrollment in the Phase 3 DOUBle clinical study of AzaSite Plus and DexaSite for the treatment of blepharitis continues to go smoothly. We have recently conducted highly productive meetings with the Food and Drug Administration to discuss the regulatory path forward for both BromSite and DexaSite, which we expect will move forward into Phase 3 clinical trials later this year. However, we continue to be disappointed in Merck’s commercialization results for AzaSite as our royalties are down significantly from a year ago. We are in communications with Merck to identify and develop a strategy designed to restore AzaSite prescription growth as soon as possible.”

Corporate and Commercial Highlights

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AzaSite® (azithromycin ophthalmic solution) 1% royalties for the first quarter of 2012 were $1.9 million compared to $2.7 million in same period of 2011. The decline in the AzaSite royalties is due to a continuing reduction in prescriptions for AzaSite in the United States since the acquisition of Inspire Pharmaceuticals by Merck in May 2011. AzaSite is approved for the treatment of bacterial conjunctivitis.

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InSite recorded approximately $400 thousand in royalty revenues associated with Besivance® (besifloxacin ophthalmic suspension) 0.6%, compared to $200 thousand in same period of 2011. Besivance is marketed globally by Bausch + Lomb for the treatment of bacterial conjunctivitis.

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Enrollment continues on track in InSite’s Dual Ophthalmic agents Used in Blepharitis (DOUBle) Phase 3 pivotal trial to evaluate AzaSite Plus and DexaSite simultaneously for the treatment of blepharitis. As of April 26, 2012, InSite had enrolled 515 patients in the DOUBle study and expects to complete the trial and announce top-line results in late 2012 or early 2013. The DOUBle study seeks to enroll approximately 900 patients suffering from moderate-to-severe blepharitis in a four-arm trial designed to evaluate the efficacy and safety of both product candidates. InSite Vision obtained a Special Protocol Assessment from the U.S. Food and Drug Administration (FDA) in May 2011 for the design of the DOUBle pivotal trial.

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In February, InSite announced that following a discussion with the FDA, the company will conduct a Phase 3 study of DexaSite against the DuraSite vehicle to confirm DexaSite’s efficacy against belpharitis. The DexaSite study will be conducted in parallel with the ongoing DOUBle study. InSite plans to begin this trial in the second half of this year.

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In February, InSite completed an end-of-Phase 2 meeting with the FDA to discuss the Phase 3 protocol for BromSite™ (ISV-303), InSite’s product candidate for the treatment of post-surgical ocular inflammation. The company plans to initiate a Phase 3 program evaluating BromSite against the DuraSite vehicle this year with results expected in early 2013.

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In January 2012, the University of California, San Francisco (UCSF) filed an appeal of the judgment in favor of InSite by the United States Patent and Trademark Office (USPTO), which confirmed inventorship of InSite’s U.S. Patent Nos. 6,239,113 and 6,569,443 protecting AzaSite. InSite will continue to defend its patents vigorously and believes that the UCSF appeal is without merit.

First Quarter 2012 Results Summary

Total revenues decreased by $0.8 million to $2.3 million for the first quarter of 2012 compared to $3.1 million in the same period in 2011. The decrease was primarily due to a 30 percent decrease in AzaSite royalties from Merck compared to the same period last year. The decrease was partially offset by a $0.2 million increase in royalties from net sales of Besivance.

Research and development expenses for the first quarter of 2012 were $4.0 million compared to $1.2 million in the same period in 2011. The increase was primarily related to the DOUBle Phase 3 clinical trial. General and administrative expenses for the first quarter of 2012 were $1.4 million compared to $1.2 million in the same period in 2011. The difference was primarily related to slightly higher personnel-related costs due to an increase in headcount to support InSite’s late-stage clinical development activity. The change in fair value of warrant liability resulted in income of $1.0 million in the first quarter of 2012. The income resulted from a decrease in the fair value warrant liability, which was due to a decrease in the company’s stock price.

Net loss for the first quarter of 2012 was $4.8 million, or $0.04 per share, compared to a net loss of $2.4 million, or $0.03 per share, in the first quarter of 2011.

Conference Call Today

InSite Vision will host a conference call today beginning at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time to discuss its first quarter results.

Analysts and investors can participate in the conference call by dialing 888-680-0860 for domestic callers and 617-213-4852 for international callers using the pass code 18771192. A telephone replay will be available following the conclusion of the call by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers using the pass code 21374373.

The live conference call will also be webcast and available on the Investor Relations page of the company’s website at http://www.insitevision.com. A copy of this press release will be furnished to the Securities and Exchange Commission on a Form 8-K and posted on the company’s website prior to the call.

About InSite Vision

InSite Vision is advancing new and superior ophthalmologic products for unmet eye care needs. The company’s product portfolio utilizes its proven DuraSite® bioadhesive polymer core technology, an innovative platform that extends the duration of drug retention on the surface of the eye, thereby reducing frequency of treatment and improving the efficacy of topically delivered drugs. The DuraSite platform is currently leveraged in two commercial products for the treatment of bacterial eye infections, AzaSite® (azithromycin ophthalmic solution) 1%, marketed in the U.S. by Merck, and Besivance® (besifloxacin ophthalmic suspension) 0.6%, marketed by Bausch + Lomb. InSite Vision’s clinical-stage ophthalmic product pipeline includes AzaSite Plus™ and DexaSite™ for the treatment of eye infections, BromSite™ (ISV-303) for pain and swelling associated with ocular surgery, and ISV-101 for the treatment of dry eye disease. For further information on InSite Vision, please visit www.insitevision.com.

Forward-Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, including InSite’s clinical plans for its Phase 3 product candidates, including the timing of enrollment and completion of its DOUBle Phase 3 clinical trial and the expected timing of its Phase 3 DexaSite and BromSite clinical trials, and the timing thereof; InSite’s continued defense of the UCSF appeal; the benefits of and prospects for InSite’s product candidates, including the statements in the quote from our Chief Executive Officer set forth above. Such statements entail a number of risks and uncertainties, including but not limited to: InSite’s ability to effectively design and conduct clinical trials for its product candidates and the results and timing thereof; InSite’s reliance on third parties for the commercialization of its products including Merck and Bausch + Lomb and the effectiveness of the efforts of these third parties; the ability of InSite to maintain its corporate collaborations, particularly with Merck; the ability of InSite to enter into and maintain corporate collaborations for its product candidates; its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others and determinations of the U.S. Patent and Trademark Office regarding same, InSite’s ability to successfully defend against UCSF’s appeal of the USPTOs decision in favor of InSite; InSite’s ability to expand its product candidates and advance them through the clinic; InSite’s ability to effectively and on a timely basis enroll patients into its clinical trials and acquire materials used in its clinical trials and complete such clinical trials in a timely manner; InSite’s ability to compete effectively, either alone or through its partners, with other companies offering competing products or treatments; InSite’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite; and determinations by the U.S. Food and Drug Administration. Reference is made to the discussion of these and other risk factors detailed in InSite Vision’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports. Any forward-looking statements or projections are based on the limited information currently available to InSite Vision, which is subject to change. Although any such forward-looking statements or projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

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Contact Information

InSite Vision

Louis Drapeau, Chief Financial Officer

510.747.1220

mail@insite.com

Media and Investor inquiries

BCC Partners

Michelle Corral

415.794.8662

Karen L. Bergman

650.575.1509

InSite Vision Incorporated

Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2012 and 2011

(in thousands, except per share amounts; unaudited)

	Three months ended March 31,
	2012	2011
Revenues	$2,273	$3,110

Expenses:
Research and development	4,017	1,166
General and administrative	1,403	1,243
Cost of revenues, principally royalties to third parties	265	577

Total expenses	5,685	2,986

Income (loss) from operations	(3,412)	124
Interest expense and other, net	(2,454)	(2,564)
Change in fair value of warrant liability	1,019	—

Net loss	$(4,847)	$(2,440)

Net loss per share:
Basic	$(0.04)	$(0.03)

Diluted	$(0.04)	$(0.03)

Weighted average shares used in per-share calculation:
Basic	131,951	94,823

Diluted	131,951	94,823

Condensed Consolidated Balance Sheets

At March 31, 2012 and December 31, 2011

(in thousands; unaudited)

	March 31, 2012	December 31, 2011
Assets:
Cash, cash equivalents and short-term investments	$22,280	$26,395
Receivables, prepaid expenses and other current assets	2,348	2,576
Property and equipment, net	325	345
Debt issuance costs, net	2,981	3,085

Total assets	$27,934	$32,401

Liabilities and stockholders’ deficit:
Accounts payable and accrued expenses	$3,810	$3,056
Accrued interest	1,604	1,171
Warrant liability	3,136	4,155
Non-recourse secured notes payable	58,558	58,558
Stockholders’ deficit	(39,174)	(34,539)

Total liabilities and stockholders’ deficit	$27,934	$32,401